Exhibit 99.1

Capitoline MS&L -- Jennifer Hirshberg             Stern & Co. -- Dick Stern
(202) 467-3900                                               (212) 777-7722

                                         Alliance -- Anil Narang, President
                                                             (212) 935-6662



FOR IMMEDIATE RELEASE





                  METROMEDIA INTERNATIONAL GROUP, INC.
                    AND ALLIANCE ENTERTAINMENT CORP.
                       ANNOUNCE MUTUAL TERMINATION
                           OF MERGER AGREEMENT



          (NEW YORK, NY, April  29, 1996) Metromedia International Group,

Inc. (MIG) (AMEX:MMG) and Alliance Entertainment Corp. (NYSE:CDS)

announced today that they have mutually agreed to terminate their previously announced merger agreement.  Due to changing conditions, the

Boards of Directors of both companies believe that the merger is not in the best interest of their respective stockholders.

          John W. Kluge, Chairman of MIG stated:  "We continue to be committed to building a global entertainment, media and communications company.  To that end, MIG's previously announced acquisition of The

Samuel Goldwyn Company, an independent film and theater company with an

850-title film and television library, remains on course."

          Joseph Bianco, Chairman and Chief Executive Officer of Alliance

noted that:  "The Board of Directors of Alliance has determined that it is in the best interests of Alliance and its stockholders that the

Company remain independent at this time so that it can continue to focus on its core businesses through internal growth and strategic acquisitions, thereby enhancing long-term stockholder value.  Alliance expects to achieve continued growth, with revenues and cash flow in 1996 expected to exceed the record levels achieved in 1995."

          Metromedia International Group is a global entertainment, media and communications company whose primary operations are focused in the entertainment and communications businesses.

          Alliance is the largest full service distributor of pre-

recorded music and music related products in the United States and is also actively engaged in the acquisition and exploitation of proprietary rights with respect to recorded music, video and video CDS.